 Filed pursuant to Rule 424(b)(3)
 Registration Statement No. 333-263627
Prospectus
BRC INC.
199,816,902 Shares of Class A Common Stock

This prospectus relates to the offer and sale, from time to time and in one or more transaction, by the selling holders identified in the prospectus (the “Selling Holders”) of up to 199,816,902 shares of Class A Common Stock of the Company.
This prospectus provides you with a general description of the securities covered hereby and the general manner in which the Selling Holders may offer or sell the securities. We will provide specific terms of any offering by the Selling Holders in a supplement to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus.
The Selling Holders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any proceeds from the sale of shares of Class A Common Stock by the Selling Holders pursuant to this prospectus. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. Additional information on the Selling Holders, and the times and manner in which they may offer and sell the securities under this prospectus, is provided under “Selling Holders” and “Plan of Distribution” in this prospectus.
The securities registered for resale by the Selling Holders in the registration statement of which this prospectus forms a part represent approximately 94.4% of our total shares outstanding (on a Class A Common Stock as converted basis) and will therefore constitute a considerable percentage of our public float and will be available for immediate resale upon effectiveness of the registration statement and for so long as such registration statement remains available. The market price of shares of our Class A Common Stock could decline as a result of substantial sales of our Class A Common Stock by our Selling Holders or the perception in the market that holders of a large number of shares intend to sell their shares. Sales of a substantial number of shares of our Class A Common Stock in the public market could occur at any time. In addition, the Selling Holders purchased the securities covered by this prospectus at different prices, some at prices significantly below the current trading price of such securities. The Selling Holders may potentially make a significant profit with the sale of the securities covered by this prospectus depending on the trading price of the Company’s securities at the time of a sale and the purchase price of such securities by the applicable Selling Holders. While the Selling Holders may experience a positive rate of return based on the trading price of the Company’s securities, the public holders of the Company’s securities may not experience a similar rate of return on the securities they purchased due to differences in the applicable purchase price and trading price. See the section entitled “Risk Factors” in our Annual Report (as defined herein) incorporated herein by reference.
Our registration of the securities covered by this prospectus does not mean that the Selling Holders will issue, offer or sell, as applicable, any of the securities. The Selling Holders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Holders may sell the shares in the section entitled “Plan of Distribution.”
You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby. Our Class A Common Stock trades on the New York Stock Exchange (the “NYSE”) under the ticker symbol “BRCC.” On March 29, 2023, the closing sale price of our Class A Common Stock as reported by NYSE was $4.99 per share.
We are an “emerging growth company,” as that term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.
Investing in our securities involves a high degree of risk. See the section titled “Risk Factors” beginning on page 3.
Neither the Securities and Exchange Commission (the “SEC”) nor any other state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is March 30, 2023.

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INFORMATION INCORPORATED BY REFERENCE
This registration statement incorporates by reference important business and financial information about the Company that is not included in or delivered with this document. The information incorporated by reference is considered to be part of this prospectus, and the SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference:
•
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on March 15, 2023 (our “Annual Report”);

•
those portions of our Definitive Proxy Statement under Regulation 14A, filed with the SEC on March 21, 2023, that are incorporated by reference into the Annual Report;

•
Our Current Reports on Form 8-K, filed on February 1, 2023 and March 15, 2023; and

•
The description of our registered securities filed as an exhibit to our Annual Report.

We also incorporate by reference into this prospectus any further filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than portions of those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” and not filed with the SEC), including all filings filed after the date hereof and prior to the completion of an offering of securities under this prospectus and the information specifically incorporated by reference into our annual reports on Form 10-K from our Definitive Proxy Statements on Schedule 14A (other than information furnished rather than filed) filed with the SEC.
We have filed with the SEC this registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the shares of Class A Common Stock to be offered and sold by this prospectus and any applicable prospectus supplement. This prospectus does not contain all of the information included in the registration statement, some of which is contained in exhibits to the registration statement. The registration statement, including the exhibits, can be read at the SEC website referred to below under “Where You Can Find More Information.” Any statement made in this prospectus or any prospectus supplement concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, document, agreement or other document as an exhibit to the registration statement or any other document incorporated herein by reference, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.
Our filings with the SEC, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, are available free of charge on our website at www.blackriflecoffee.com as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:
BRC Inc.
1144 S. 500 W
Salt Lake City, UT 84101
(801) 847-1189

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the SEC using the “shelf” registration process. Under this shelf registration process, the Selling Holders may, from time to time, sell the securities described in this prospectus. We will not receive any proceeds from the sale by the Selling Holders of the securities offered by them described in this prospectus.
Neither we nor the Selling Holders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Holders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Holders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
We may also provide a prospectus supplement or an additional post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the information incorporated by reference herein includes statements that express the Company’s opinions, expectations, hopes, beliefs, plans, intentions, objectives, strategies, assumptions or projections regarding future events or future results of operations or financial condition and therefore are, or may be deemed to be, “forward-looking statements.” The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements appear in a number of places throughout this prospectus and the information incorporated by reference herein and include statements regarding the Company’s intentions, beliefs or current expectations concerning, among other things, results of operations, financial condition, liquidity, prospects, growth, strategies, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, the markets in which the Company operates as well as any information concerning possible or assumed future results of operations of the Company. Such forward-looking statements are based on available current market material available as of the date of this prospectus and management’s expectations, beliefs and forecasts concerning future events impacting the Company. Factors that may cause such forward-looking statements to differ from actual results include, but are not limited to:
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Competition and our ability to grow and manage growth sustainably and retain our key employees;

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Failure to achieve profitability;

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Negative publicity impacting our brand and reputation, or the reputation of key employees, which may adversely affect our operating results;

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Failure by us to maintain our message as a supportive member of the veteran and military communities and any other factors which may negatively affect the perception of our brand;

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Our limited operating history, which may make it difficult to successfully execute our strategic initiatives and accurately evaluate future risks and challenges;

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Failed marketing campaigns, which may cause us to incur costs without attracting new customers or realizing higher revenue;

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Failure to attract new customers or retain existing customers;

•
Risks related to the use of social media platforms, including dependence on third-party platforms;

•
Failure to provide high-quality customer experience to retail partners and end users, including as a result of production defaults or issues, including due to failures by one or more of our co-manufacturers, affecting the quality of our products, which may adversely affect our brand;

•
Decrease in success of the direct to consumer (“DTC”) revenue channel;

•
Loss of one or more co-manufacturers, or delays, quality, or other production issues, including labor-related production issues at any of our co-manufacturers;

•
Failure to effectively manage or distribute our products through our wholesale business partners;

•
Failure by third parties involved in the supply chain of coffee, store supplies or merchandise to produce or deliver products, including as a result of ongoing supply chain disruptions, or our failure to effectively manage such third parties;

•
Changes in the market for high-quality coffee beans and other commodities;

•
Fluctuations in costs and availability of real estate, labor, raw materials, equipment, transportation or shipping;

•
Loss of confidential data from customers and employees, which may subject us to litigation, liability or reputational damage;

•
Failure to successfully compete with other producers and retailers of coffee;

•
Failure to successfully open new Black Rifle Coffee shops (“Outposts”), including failure to timely proceed through permitting and other development processes, or the failure of any new or existing Outposts to generate sufficient sales;

•
Failure to properly manage our rapid growth and relationships with various business partners;

•
Failure to protect against software or hardware vulnerabilities;

•
Failure to build brand recognition using our intellectual properties or otherwise;

•
Shifts in consumer spending, lack of interest in new products or changes in brand perception upon evolving consumer preferences and tastes;

•
Failure to adequately maintain food safety or quality and comply with food safety regulations;

•
Failure to successfully integrate into new domestic and international markets;

•
Risks related to leasing space subject to long-term non-cancelable leases and with respect to real property;

•
Failure of our franchise partners to successfully manage their franchises;

•
Failure to raise additional capital to develop the business;

•
Risks related to supply chain disruptions;

•
Risks related to unionization of employees;

•
Failure to comply with federal state and local laws and regulations;

•
Inability to maintain the listing of our Class A Common Stock on the NYSE; and

•
Other risks and uncertainties indicated in this prospectus and the information incorporated by reference herein.

The forward-looking statements contained in this prospectus and the information incorporated by reference herein are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under “Item 1A. Risk Factors” in our Annual Report and those described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We will not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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SUMMARY
This summary highlights selected information appearing elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus carefully, including the information set forth under the heading “Risk Factors” and our consolidated financial statements incorporated herein by reference.
Overview
We are a rapidly growing, veteran-controlled and led coffee and media company with an incredibly loyal and quickly expanding community of more than 2 million lifetime consumers through our DTC channel, more than 271,000 active Coffee Club subscribers, and 13.1 million social media followers across Black Rifle Coffee’s, co-founders’, and key media personalities’ accounts as of December 31, 2022. Evan Hafer founded the Company in 2014 with a one-pound roaster in his garage, roasting, packaging, and shipping bagged coffee direct to consumers.
Today, Black Rifle Coffee operates out of facilities and offices in Salt Lake City, Utah; Manchester, Tennessee; and San Antonio, Texas, and offers over 20 varieties of roasted whole bean and ground coffee, plus our RTD, single-serve, and instant coffee. Our historical performance reflects the scale and growth of our Company.
At Black Rifle Coffee, we develop our roast profiles with the same mission focus we learned as military members serving our country. We produce creative and engaging, cause-related media content, in-house produced podcasts, and digital and print journalism in-house to inform, inspire, entertain, and build our community. We also sell Black Rifle Coffee-brand apparel, coffee brewing equipment, and outdoor and lifestyle gear that our consumers proudly wear and use to showcase our brand. Merchandise and equipment sales accounted for approximately 9.0% of DTC revenues for the years ended December 31, 2022 and 2021.
Our DTC platform has been the core of our business from day one starting with our website. It has enabled us to quickly become a large, recognizable, and fast-growing beverage brand in the United States, while also allowing us to better understand our consumers and their preferences.
We offer a subscription service, our Coffee Club, through which DTC consumers can receive ground, whole bean, single serve, instant, or RTD coffee shipped to their home or office as frequently as every fourteen days. As of December 31, 2022, our Coffee Club subscribers have grown to 270,000 over the past five years. We also sell coffee, apparel, and gear online for individual purchase on a non-subscription basis. Our DTC channel generated $159.0 million of sales for the year ended December 31, 2022, compared to $165.3 million over the corresponding period in 2021, representing a decrease of 3.8%. More than 72% of our 2022 DTC channel revenue came from recurring subscriptions.
Our Wholesale channel complements our DTC sales. In our Wholesale channel, we sell coffee, apparel, and gear through leading outdoor, DIY, and lifestyle retailers, including Bass Pro Shops, Scheels, and Ace Hardware, as well as specialty retailers. We also sell RTD coffee in leading convenience, grocery, FDM merchandise retailers, including Casey’s General Store, Circle K, Kum & Go, Speedway, 7-Eleven, Publix, HEB, Walmart, and Sam’s Club. Our Wholesale channel generated $119.4 million of sales for the year ended December 31, 2022, compared to $55.8 million over the corresponding period in 2021, representing an increase of 114.1%.
We also operate and franchise Outposts. We believe our Outposts redefine the typical coffee shop experience, offering consumers an immersive environment in which to enjoy a freshly brewed cup of high-quality coffee, stock up on Black Rifle Coffee merchandise and bagged coffee, and connect with members of the local community. We opened our first Company-operated Outpost in 2020 in San Antonio, Texas. We are in the early stages of our nationwide growth, with twenty-six Outposts, of which fifteen were company-operated and eleven were franchised open across eight states, including Texas, Utah, Arizona, Tennessee, Georgia, Oklahoma, Florida and Virginia as of December 31, 2022. Our Outpost channel generated $22.9 million of sales for the year ended December 31, 2022, compared to $12.0 million over the corresponding period in 2021 representing an increase of 90.5%.

Corporate Information
Our principal executive offices are located at 1144 S. 500 W, Salt Lake City, Utah, 84101. Our telephone number at that address is (801) 847-1189. Our website address is www.blackriflecoffee.com. Our website is included in this prospectus as an inactive textual reference only. Except for the documents specifically incorporated by reference into this prospectus, our website and the information contained on our website are not a part of this prospectus or any applicable prospectus supplement, and you should not rely on any such information in making your decision whether to invest in the securities covered by this prospectus.

RISK FACTORS
Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks incorporated by reference in this Prospectus to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement and any applicable free writing prospectus before acquiring any such securities. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties incorporated by reference in this prospectus or any prospectus supplement are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial, but that could later become material, may also adversely affect our business.

USE OF PROCEEDS
We will not receive any proceeds from the sale of securities by the Selling Holders.
The Selling Holders will pay any underwriting discounts and commissions and expenses incurred by the Selling Holders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Holders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

SELLING HOLDERS
This prospectus covers the resale by the Selling Holders from time to time and in one or more transaction of up to 199,816,902 shares of Class A Common Stock. The Selling Holders may from time to time offer and sell any or all of the Class A Common Stock set forth below pursuant to this prospectus and any accompanying prospectus supplement.
When we refer to the “Selling Holders” in this prospectus, we mean the persons listed in the table below, and their permitted transferees who later come to hold any of the Selling Holders’ interest in the Class A Common Stock in accordance with the terms of the agreement(s) governing the registration rights applicable to such Selling Holder’s shares of Class A Common Stock.
The following table sets forth, as of the date of this prospectus, the names of the Selling Holders, the aggregate number of shares of Class A Common Stock beneficially owned prior to the offering, the aggregate number of shares of Class A Common Stock that the Selling Holders may offer pursuant to this prospectus, and the number of shares of Class A Common Stock beneficially owned by, and percentage ownership of, the Selling Holders after the sale of the securities offered hereby. For purposes of the percentage owned after this offering, we have assumed that each Selling Holder will sell all shares of Common Stock offered pursuant to this prospectus.
We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.
We cannot advise you as to whether the Selling Holders will in fact sell any or all of such Class A Common Stock. In addition, the Selling Holders may sell, transfer or otherwise dispose of, at any time and from time to time, the Class A Common Stock in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Holders will have sold all of the securities covered by this prospectus upon the completion of the offering.
Unless otherwise noted, the business address of each of the following entities or individuals is 1144 S 500 W, Salt Lake City, UT, 84101.

Selling Holder	Number of Shares Beneficially Owned Prior to Offering(1)	Number of Shares to be Sold in the Offering(1)	Number of Shares Beneficially Owned After Offering	Percent Owned After Offering
Augusta Trust U/A/D 3/30/2013(2)	10,294,304	10,294,304	—	—
Coffee Cup LLC(2)	956,883	956,883	—	—
Rellim Investment Company LLC(2)	3,492,407	3,492,407	—	—
Steven Taslitz(3)	3,724	3,724	—	—
Noelle E. Taslitz Gift Trust U/A/D 5/19/2020(3)	1,686,203	1,686,203	—	—
Kiley T. Anderson	407,275	407,275	—	—
Casey Taslitz	401,891	401,891	—	—
Chandler Taslitz	424,509	424,509	—	—
GI Decaf Trust UAD 2/3/2016(4)	13,324,424	13,324,424	—	—
Southern 798 Trust UAD 2/3/2016(4)	6,662,211	6,662,211	—	—
Tavaura Holdings Trust UAD 2/3/2016(4)	6,662,211	6,662,211	—	—
Merrick M. Elfman	3,251,573	3,251,573	—	—
Daniel Elfman	143,532	143,532	—	—
Thomas E. Davin(5)	7,394,756	7,394,756	—	—
Tower 5 Capital LLC(5)	1,311,950	1,311,950	—	—
MDP Children Trust(6)	360,426	360,426	—	—
Concessions Development Group, LLC(7)	603,828	603,828	—	—
Michael Gershenzon	819,600	819,600	—	—
Michael Brown	119,610	119,610	—	—
Michael Drai	226,755	226,755	—	—
James L. Chiapetta	76,134	76,134	—	—
EPPY Family Holdings, LLC(8)	946,914	946,914	—	—
EF Investco Holdings, LLC(9)	757,531	757,531	—	—
Bruce Goldman	747,531	747,531	—	—
Robert Polston	120,142	120,142	—	—
Stefan Weitz	669,910	669,910	—	—
EKNRH Holdings LLC(10)	34,417,374	34,417,374	—	—
Mathew Best(11)	29,176,726	29,176,726	—	—
Jarred Taylor(12)	3,679,336	3,679,336	—	—
Richard Ryan(13)	7,228,520	7,228,520	—	—
Sage Enterprises, LLC(14)	5,282,821	5,282,821	—	—
Bass Pro, LLC(15)	8,013,710	8,013,710	—	—
Fayez Sarofim(16)	1,696,030	1,696,030	—	—
Fayez Sarofim & Co.(16)	1,696,029	1,696,029	—	—
Charles E. Sheedy(17)	332,544	332,544	—	—
M. Cohn Investments Ltd.(18)	394,423	394,423	—	—
Christopher B. Sarofim(19)	66,509	66,509	—	—
Nicholas J. Zdeblick(20)	53,207	53,207	—	—

Selling Holder	Number of Shares Beneficially Owned Prior to Offering(1)	Number of Shares to be Sold in the Offering(1)	Number of Shares Beneficially Owned After Offering	Percent Owned After Offering
Raye G. White(21)	39,906	39,906	—	—
Menard, Inc.(22)	825,442	825,442	—	—
TPO-Java, LLC(23)	945,266	945,266	—	—
DNS-Iced Coffee, LLC(24)	495,266	495,266	—	—
H/A Private Equity Management(25)	330,176	330,176	—	—
Louise Cortezi Family Resource Trust(26)	697,158	697,158	—	—
ACP PE, LLC(27)	78,418	78,418	—	—
ACP Legacy PE, LLC(27)	78,418	78,418	—	—
AGP BRC LLC(2/)	365,325	365,325	—	—
Scott Harvey(29)	198,054	198,054	—	—
Gregory J. Iverson and Leslie K. Iverson Revocable Trust of 2010(30)	1,467,535	1,467,535	—	—
Toby Johnson(31)	134,662	134,662	—	—
Kathryn Dickson(32)	117,235	117,235	—	—
George Munoz.(33)	201,348	201,348	—	—
Charles Waldron(34)	167,383	167,383	—	—
Logan Stark(35)	686,485	686,485	—	—
Scott Bollinger(36)	285,394	285,394	—	—
Robert Modarelli(37)	204,798	204,798	—	—
Robert Baker(38)	507,493	507,493	—	—
Sandy Garner(39)	487,942	487,942	—	—
Molly Schweickert(40)	506,086	506,086	—	—
Kim Ellis(41)	24,823	24,823	—	—
Andrew McCormick(42)	24,823	24,823	—	—
Daniel P Kaepernik Trust DTD March 10, 2022(43)	266,756	266,756	—	—
Torreal Sociedad de Capital Riesgo, S.A.(44)	1,160,022	1,160,022	—	—
The BRCC Fund(45)	532,750	532,750	—	—
Baylor University(46)	1,000,000	1,000,000	—	—
CAFCO BRC, LLC(47)	2,000,000	2,000,000	—	—
Funds and account managed by Engaged Capital, LLC(48)	13,251,450	13,251,450	—	—
Spring Creek Capital, LLC(49)	3,000,000	3,000,000	—	—
LBIC Ventures, LLC(50)	500,000	500,000	—	—
Austral Capital SIL, S.A.(51)	1,900,000	1,900,000	—	—
Levit Family Revocable Trust(52)	400,000	400,000	—	—
SPECTRA Resources Corporation(53)	200,000	200,000	—	—
Wellscroft Investments, LLC (54)	50,000	50,000	—	—
Rajneesh Vig(55)	150,000	150,000	—	—
Gadbois Family Trust(56)	185,531	185,531	—	—

Selling Holder	Number of Shares Beneficially Owned Prior to Offering(1)	Number of Shares to be Sold in the Offering(1)	Number of Shares Beneficially Owned After Offering	Percent Owned After Offering
A Revocable Living Trust John G. Willink & Helen L. Willink Family Trust(57)	50,000	50,000	—	—
Andrew Jung(58)	70,081	70,081	—	—
Arklow Holdings LLC(59)	100,000	100,000	—	—
Berman-Hunnius Family Revocable Trust(60)	5,000	5,000	—	—
Blake Zacharias(58)	122,779	122,779	—	—
Blue Beach LP(61)	20,000	20,000	—	—
Brendan Springstubb(58)	40,000	40,000	—	—
Bryon Myers(58)	70,000	70,000	—	—
Carl G. Paulsen III(58)	99,525	99,525	—	—
Chandra Keyes(58)	10,000	10,000	—	—
Chautauqua IIA, LLC(62)	251,349	251,349	—	—
Chautauqua IIB, LLC(63)	251,349	251,349	—	—
Christopher Bayer Hetrick(58)	220,184	220,184	—	—
Christopher Copps(58)	20,000	20,000	—	—
David Bronte(58)	5,000	5,000	—	—
David John Karch Rollover Trust(58)	100,000	100,000	—	—
David E. Demarest and Debora I. Demarest Revocable Trust(64)	44,525	44,525	—	—
Diana L. Marroquin(58)	6,000	6,000	—	—
Drew Freides Personal Trust(65)	171,062	171,062	—	—
Emily Marroquin(58)	6,627	6,627	—	—
Eric Philip Weiss(58)	10,000	10,000	—	—
GAYLE A. FIELD IRREVOCABLE TRUST(66)	100,000	100,000	—	—
George Petersen(58)	3,000	3,000	—	—
Gloria S. Lord(58)	2,000	2,000	—	—
Hilgard Holdings LLC(67)	20,000	20,000	—	—
Jacbert LLC(68)	20,000	20,000	—	—
Joseph and Jessica Rogan Living Trust(69)	200,000	200,000	—	—
Joseph Reece(58)	862,316	862,316	—	—
Kenneth Joseph Springfield(58)	10,000	10,000	—	—
Kenneth Kempf(58)	178,643	178,643	—	—
Kevin Crutchfield(58)	50,000	50,000	—	—
KNAM Investments, LLC(70)	100,000	100,000	—	—
Kurtis J. Binder(58)	40,000	40,000	—	—
Mark J. Beck(58)	50,000	50,000	—	—
Matthew Buchsbaum(58)	201,062	201,062	—	—
Matthew Lichtenberg Living Trust(71)	40,000	40,000	—	—

Selling Holder	Number of Shares Beneficially Owned Prior to Offering(1)	Number of Shares to be Sold in the Offering(1)	Number of Shares Beneficially Owned After Offering	Percent Owned After Offering
Meyer Community Property Trust(72)	100,000	100,000	—	—
Michael F. Haberkorn(58)	15,000	15,000	—	—
Michael Ishayik(58)	100,000	100,000	—	—
Michael Lorenzo(58)	52,766	52,766	—	—
Gallagher Family Trust Dated 3/19/08(73)	70,000	70,000	—	—
Michael Wargotz(58)	25,000	25,000	—	—
Mitchell & Linda Joleen Julis 1995 Trust (74)	20,000	20,000	—	—
Nyack Holdings LLC(75)	100,000	100,000	—	—
One Eight Partners, LLC(76)	150,000	150,000	—	—
Patrick Keller Roy(58)	30,000	30,000	—	—
Peter Richard Welling(58)	8,000	8,000	—	—
Praneet K. Kandula(58)	6,000	6,000	—	—
Rand Holdings, LLC(77)	60,000	60,000	—	—
Richard Dean Hollis(58)	218,057	218,057	—	—
Richard T. Gray(58)	93,596	93,596	—	—
RJS Ventures, LLC(78)	100,000	100,000	—	—
Robert Lord(58)	8,000	8,000	—	—
SA Investors, LLC(79)	20,000	20,000	—	—
Sawyer Lord(58)	2,000	2,000	—	—
Scott Cohen(58)	25,000	25,000	—	—
Sonenshine Engaged XIII GP(80)	300,000	300,000	—	—
Stephen & Heather Kadenacy Family Trust(81)	201,116	201,116	—	—
Suzanne L. Welling(82)	45,000	45,000	—	—
The Bruss Company LLC(83)	5,000	5,000	—	—
The Christopher & Helen Yeung Family Trust(84)	150,000	150,000	—	—
The JEM Trust(85)	20,000	20,000	—	—
Thomas Flannery(58)	5,000	5,000	—	—
Werner Family Trust(86)	60,000	60,000	—	—
Todd & Kasey Lemkin Trust Agreement(87)	100,000	100,000	—	—
Travis A. Pastrana(58)	150,000	150,000	—	—
Vernon Vaughn(58)	20,000	20,000	—	—
VAV 2005 Trust(88)	100,000	100,000	—	—
Welling Family Trust(89)	506,092	506,092	—	—
Yochun Katie Lee(58)	5,000	5,000	—	—
Yuanha Tang(58)	5,000	5,000	—	—
David V. Demarest(58)	15,000	15,000	—	—
Chautauqua Management, LLC(90)	300,590	300,590	—	—

Selling Holder	Number of Shares Beneficially Owned Prior to Offering(1)	Number of Shares to be Sold in the Offering(1)	Number of Shares Beneficially Owned After Offering	Percent Owned After Offering
Duncan Murdoch(58)	236,928	236,928	—	—
The Esters Family Trust(91)	236,928	236,928	—	—
Jinhuck Chun(58)	200,828	200,828	—	—
Sunit Patel(58)	118,057	118,057	—	—
Glenn Marino(58)	118,057	118,057	—	—
Tom Werner(58)	118,057	118,057	—	—
Joseph K. Hurd III(58)	25,000	25,000	—	—
Peter Richards(58)	60,531	60,531	—	—
Natalie Schechtman(58)	25,000	25,000	—	—
Laura Sachar(58)	44,271	44,271	—	—
Silver Rock Financial LP(92)	1,669,072	1,669,072	—	—
Stephen Kadenacy(58)	666,200	666,200	—	—
Carson Levit(58)	88,827	88,827	—	—
Warren de Haan(58)	71,062	71,062	—	—
The Rajneesh & Mary Vig Family Living Trust(93)	53,296	53,296	—	—
Heedfirst Ventures LLC(94)	35,531	35,531	—	—
Slalom 2020 LLC(95)	23,687	23,687	—	—
Jonathan Lewis(58)	11,844	11,844	—	—
Michael Kadenacy(58)	8,883	8,883	—	—
Dechomai Asset Trust	60,000	60,000	—	—
Jewish Federation of Las Vegas	10,000	10,000	—	—
Orvis Charitable Remainder Trust	1,330,000	1,330,000	—	—
Raymond James Charitable Endowment Fund	8,000	8,000	—	—
Additional Selling Holders (28 Selling Holders)(96)	485,716	485,716	—	—

(1)
Represents shares of Class A Common Stock, including the shares of Class A Common Stock that may be issued upon the exchange of units of Authentic Brands (the “Common Units”) together with the surrender and cancellation of an equal number of shares of Class B Common Stock

(2)
Consists of shares of Class A Common Stock issuable upon the exchange of Common Units directly held by Augusta Trust U/A/D 3/30/2013, Coffee Cup LLC and Rellim Investment Company LLC and 500,000 shares of Class A Common Stock outstanding purchased by Rellim Investment Company LLC in connection with the Company’s business combination at $10.00 per share. John Miller is serving as trustee of Augusta Trust U/A/D 3/30/2013 and is the manager of Coffee Cup LLC and Rellim Investment Company LLC and, as such, may be deemed to the beneficial owner of the reported shares. Mr. Miller disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest Mr. Miller may have therein, directly or indirectly.

(3)
Consists of shares of Class A Common Stock issuable upon the exchange of Common Units directly held by Steven Taslitz and Noelle E. Taslitz Gift Trust U/A/D 5/19/2020. Mr. Taslitz is serving as trustee of Noelle E. Taslitz Gift Trust U/A/D 5/19/2020 and, as such, may be deemed to be the beneficial owner of the shares reported by such trust. Mr. Taslitz disclaims any beneficial ownership of the shares reported by such trust other than to the extent of any pecuniary interest Mr. Taslitz may have therein, directly or indirectly. Mr. Taslitz is a director of the Company.

(4)
Marianne Hellauer is serving as trustee of each of these trusts and, as such, may be deemed to the beneficial owner of the reported shares. Ms. Hellauer disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest Ms. Hellauer may have therein, directly or indirectly.
(5)
Mr. Davin is a manager of Tower 5 Capital LLC and, as such, may be deemed to be the beneficial owner of the shares reported by such entity. Mr. Davin disclaims any beneficial ownership of the shares reported by such entity other than to the extent of any pecuniary interest Mr. Davin may have therein, directly or indirectly. Mr. Davin is the Co-Chief Executive Officer and a director of the Company.

(6)
Javier Mora is a trustee of such trust and, as such, may be deemed to be the beneficial owner of the shares reported by such trust. Mr. Mora disclaims any beneficial ownership of the shares reported by such entity other than to the extent of any pecuniary interest Mr. Mora may have therein, directly or indirectly.

(7)
Oscar Vila is the manager of such entity and, as such, may be deemed to be the beneficial owner of the shares reported by such entity. Mr. Vila disclaims any beneficial ownership of the shares reported by such entity other than to the extent of any pecuniary interest Mr. Vila may have therein, directly or indirectly.

(8)
Avi Epstein is the manager of such entity and, as such, may be deemed to be the beneficial owner of the shares reported by such entity. Mr. Epstein disclaims any beneficial ownership of the shares reported by such entity other than to the extent of any pecuniary interest Mr. Epstein may have therein, directly or indirectly.

(9)
Jeffrey Elburn is the manager of such entity and, as such, may be deemed to be the beneficial owner of the shares reported by such entity. Mr. Elburn disclaims any beneficial ownership of the shares reported by such entity other than to the extent of any pecuniary interest Mr. Elburn may have therein, directly or indirectly.

(10)
Evan Hafer is the manager of such entity and, as such, may be deemed to be the beneficial owner of the shares reported by such entity. Does not reflect any shares that Mr. Hafer may be deemed to beneficially own pursuant to the provisions included in the Company’s investor rights agreement (the “Investor Rights Agreement”). Mr. Hafer is the founder and Chief Executive Officer of the Company.

(11)
Mr. Best is the co-founder and the Chief Branding Officer of the Company.

(12)
Jarred Taylor is an employee of the Company.

(13)
Richard Ryan is an employee of the Company.

(14)
Jayson Orvis may be deemed to be the beneficial owner of the shares reported by such entity. Mr. Orvis disclaims any beneficial ownership of the shares reported by such entity other than to the extent of any pecuniary interest Mr. Orvis may have therein, directly or indirectly. The principal business address of this selling holder is c/o Sage Enterprises, LLC, 565 Hidden Hollow Ct., Bountiful, UT 84010.

(15)
John L. Morris may be deemed to be the beneficial owner of the shares reported by such entity. Mr. Morris disclaims any beneficial ownership of the shares reported by such entity other than to the extent of any pecuniary interest Mr. Morris may have therein, directly or indirectly. The principal business address of this selling holder is c/o Bass Pro, LLC, 2500 E. Kearney St., Springfield, MO 65898. Bass Pro, LLC is party to certain product supply agreements with a subsidiary of the Company.

(16)
Consists of shares of Class A Common Stock issuable upon the exchange of Common Units and the surrender and cancellation of a corresponding number of shares of Class B Common Stock and shares of Class A Common Stock issued in connection with the Company’s business combination at $10.00 per share. Fayez Sarofim may be deemed to be the beneficial owner of the shares reported by Fayez Sarofim & Co. Mr. Sarofim disclaims any beneficial ownership of the shares reported by such entity other than to the extent of any pecuniary interest Mr. Sarofim may have therein, directly or indirectly. The principal business address of the foregoing selling holders is c/o Fayez Sarofim & Co., 909 Fannin, Suite 2907, Houston, TX 77010.

(17)
Consists of shares of Class A Common Stock issuable upon the exchange of Common Units and the surrender and cancellation of a corresponding number of shares of Class B Common Stock and shares of Class A Common Stock issued in connection with the Company’s business combination at $10.00 per share. The principal business address of this selling holder is c/o Fayez Sarofim & Co., 909 Fannin, Suite 2907, Houston, TX 77010.

(18)
Consists of shares of Class A Common Stock issuable upon the exchange of Common Units and the surrender and cancellation of a corresponding number of shares of Class B Common Stock and shares of Class A Common Stock issued in connection with the Company’s business combination at $10.00 per share. Morton A. Cohn may be deemed to be the beneficial owner of the shares reported by M. Cohn Investments Ltd. Mr. Cohn disclaims any beneficial ownership of the shares reported by such entity other than to the extent of any pecuniary interest Mr. Cohn may have therein, directly or indirectly. Mr. Cohn directly owns 25,000 shares of Class A Common Stock purchased for his own account.

(19)
Consists of shares of Class A Common Stock issuable upon the exchange of Common Units and the surrender and cancellation of a corresponding number of shares of Class B Common Stock and shares of Class A Common Stock issued in connection with the Company’s business combination at $10.00 per share. The principal business address of this selling holder is c/o Fayez Sarofim & Co., 909 Fannin, Suite 2907, Houston, TX 77010.

(20)
Consists of shares of Class A Common Stock issuable upon the exchange of Common Units and the surrender and cancellation of a corresponding number of shares of Class B Common Stock and shares of Class A Common Stock issued in connection with the Company’s business combination at $10.00 per share.

(21)
Consists of shares of Class A Common Stock issuable upon the exchange of Common Units and the surrender and cancellation of a corresponding number of shares of Class B Common Stock and shares of Class A Common Stock issued in connection with the Company’s business combination at $10.00 per share. The principal business address of this selling holder is c/o Fayez Sarofim & Co., 909 Fannin, Suite 2907, Houston, TX 77010.

(22)
John Menard Jr. may be deemed to be the beneficial owner of the shares reported by such entity. Mr. Menard disclaims any beneficial ownership of the shares reported by such entity other than to the extent of any pecuniary interest Mr. Menard may have therein, directly or indirectly. The principal business address of this selling holder is c/o M2G2 Investments LLC, 5101 Menard Dr., Eau Claire, WI 54703.

(23)
Derek Arend and Marshall E. Eisenberg may be deemed to be the beneficial owners of the shares reported by this entity. Each of Messrs. Arend and Eisenberg disclaims any beneficial ownership of the shares reported by such entity other than to the extent of any pecuniary interest each may have therein, directly or indirectly. The principal business address of this selling holder is 350 South Main Avenue, Suite 401, Sioux Falls, SD 57104.

(24)
Derek Arend and Edward W. Rabin may be deemed to be the beneficial owners of the shares reported by this entity. Each of Messrs. Arend and Rabin disclaims any beneficial ownership of the shares reported by such entity other than to the extent of any pecuniary interest each may have therein, directly or indirectly. The principal business address of this selling holder is 350 South Main Avenue, Suite 401, Sioux Falls, SD 57104..

(25)
David C. Humphreys may be deemed to be the beneficial owner of the shares reported by this entity. Mr. Humphreys disclaims any beneficial ownership of the shares reported by such entity other than to the extent of any pecuniary interest Mr. Humphreys may have therein, directly or indirectly. The principal business address of this selling holder is 211 S. Main Street, Suite 300, Joplin, MI 64801.

(26)
Consists of shares of Class A Common Stock issuable upon the exchange of Common Units and the surrender and cancellation of a corresponding number of shares of Class B Common Stock and shares of Class A Common Stock issued in connection with the Company’s business combination at $10.00 per share. Nicholas D. Cortezi II may be deemed to be the beneficial owner of the shares reported by this trust. Mr. Cortezi disclaims any beneficial ownership of the shares reported by such entity other than to the extent of any pecuniary interest Mr. Cortezi may have therein, directly or indirectly.

(27)
Tyler Coretz and Rob Coretz may be deemed to be the beneficial owners of the shares reported by this entity. Each of these individuals disclaims any beneficial ownership of the shares reported by such entity other than to the extent of any pecuniary interest each may have therein, directly or indirectly.

(28)
Consists of shares of Class A Common Stock issuable upon the exchange of Common Units and the surrender and cancellation of a corresponding number of shares of Class B Common Stock and shares of Class A Common Stock issued in connection with the Company’s business combination at $10.00 per share. Clyde Anderson may be deemed to be the beneficial owner of the shares reported by this entity.

Mr. Anderson disclaims any beneficial ownership of the shares reported by such entity other than to the extent of any pecuniary interest Mr. Anderson may have therein, directly or indirectly. The principal business address of this selling holder is 2 Metroplex Drive, Suite 102, Birmingham, AL 35209.
(29)
Mr. Harvey is a former employee of BRCC. The principal business address of this selling holder is 116 Wildwood Ave Ormond Beach, FL 32176.

(30)
Gregory J. Iverson and Leslie K. Iverson are the trustees of such trust and, as such, may be deemed to be the beneficial owner of the shares reported by this trust. Mr. Iverson is the Chief Financial Officer of the Company.

(31)
Ms. Johnson is the Chief Operating Officer of the Company.

(32)
Ms. Dickson is a director of the Company.

(33)
Mr. Munoz is a director of the Company.

(34)
Mr. Waldron separately owns 1,002 shares of Class A Common Stock outstanding. Mr. Waldron is an employee of the Company.

(35)
Mr. Stark is an employee of the Company.

(36)
Mr. Bollinger is an employee of the Company.

(37)
Mr. Modarelli is an employee of the Company.

(38)
Mr. Baker is a former employee of the Company.

(39)
Mr. Garner is a former employee of the Company.

(40)
Ms. Schweickert is a former employee of the Company.

(41)
Ms. Ellis is a former employee of the Company.

(42)
Mr. McCormick is the General Counsel of the Company.

(43)
Mr. Kaepernik is a former employee of the Company.

(44)
The board of the selling holder is composed of two or more directors, each with equal vote.

(45)
The BRCC Fund is a nonprofit organization.

(46)
Consists of shares of Class A Common Stock issued in connection with the Company’s business combination at $10.00 per share. Baylor University is a private university organized as a Texas Nonprofit Corporation.

(47)
Consists of shares of Class A Common Stock issued in connection with the Company’s business combination at $10.00 per share. William A. Cafaro may be deemed to be the beneficial owner of the shares reported by this entity. Mr. Cafaro disclaims any beneficial ownership of the shares reported by such entity other than to the extent of any pecuniary interest Mr. Cafaro may have therein, directly or indirectly.

(48)
Consists of shares of Class A Common Stock issued in connection with the Company’s business combination at $10.00 per share. As the general partner and investment adviser of Engaged Capital Flagship Master, Engaged Capital, LLC (“Engaged Capital”) may be deemed to beneficially own the securities held directly by Engaged Capital Flagship Master. Engaged Capital, as the investment adviser of the Engaged Capital Account, may be deemed to beneficially own the securities held directly by the Engaged Capital Account. Engaged Capital Holdings, LLC (“Engaged Holdings”), as the managing member of Engaged Capital, may be deemed to beneficially own the securities held directly by Engaged Capital Flagship Master and the Engaged Capital Account. Mr. Glenn Welling, by virtue of his position as the founder and Chief Investment Officer of Engaged Capital, and as the sole member of Engaged Holdings, may be deemed to beneficially own the securities held directly by Engaged Capital Flagship Master and the Engaged Capital Account. Mr. Welling is a director of the Company. The principal business address of the foregoing entities is c/o Engaged Capital, LLC, 610 Newport Center Drive, Suite 250, Newport Beach, CA 92660.

(49)
Consists of shares of Class A Common Stock issued in connection with the Company’s business combination at $10.00 per share. Eric Butcher may be deemed to be the beneficial owner of the shares reported by this entity. Mr. Butcher disclaims any beneficial ownership of the shares reported by such entity other than to the extent of any pecuniary interest Mr. Butcher may have therein, directly or indirectly. The principal business address of this selling holder is 4111 E 37th Street N., Wichita, KS 67220.
(50)
Consists of shares of Class A Common Stock issued in connection with the Company’s business combination at $10.00 per share. Laurence E. Paul and Stephen E. Paul may be deemed to be the beneficial owner of the shares reported by this entity. Each of Messrs. Paul and Paul disclaims any beneficial ownership of the shares reported by such entity other than to the extent of any pecuniary interest each may have therein, directly or indirectly.

(51)
Consists of shares of Class A Common Stock issued in connection with the Company’s business combination at $10.00 per share. The board of the selling holder is composed of two or more directors, each with equal vote.

(52)
Consists of shares of Class A Common Stock issued in connection with the Company’s business combination at $10.00 per share. Carson Levit is the trustee of such trust and, as such, may be deemed to be the beneficial owner of the shares reported by this trust. Mr. Levit disclaims any beneficial ownership of the shares reported by such entity other than to the extent of any pecuniary interest Mr. Levit may have therein, directly or indirectly.

(53)
Consists of shares of Class A Common Stock issued in connection with the Company’s business combination at $10.00 per share. Bret Curtis may be deemed to be the beneficial owner of the shares reported by this entity. Mr. Curtis disclaims any beneficial ownership of the shares reported by such entity other than to the extent of any pecuniary interest Mr. Curtis may have therein, directly or indirectly.

(54)
Consists of shares of Class A Common Stock issued in connection with the Company’s business combination at $10.00 per share. Christopher J. Biles may be deemed to be the beneficial owner of the shares reported by this entity. Mr. Biles disclaims any beneficial ownership of the shares reported by such entity other than to the extent of any pecuniary interest Mr. Biles may have therein, directly or indirectly.

(55)
Consists of shares of Class A Common Stock issued in connection with the Company’s business combination at $10.00 per share. Rajneesh Vig is the trustee of the trusts and, as such, may be deemed to be the beneficial owner of the shares reported by these trusts. Rajneesh Vig disclaims any beneficial ownership of the shares reported by such entity other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(56)
Consists of shares of Class A Common Stock issued in connection with the Company’s business combination at $10.00 per share. Richard Gadbois III may be deemed to be the beneficial owner of the shares reported by this trust. Mr. Gadbois III disclaims any beneficial ownership of the shares reported by such entity other than to the extent of any pecuniary interest Mr. Gadbois III may have therein, directly or indirectly.

(57)
Consists of shares of Class A Common Stock issued in connection with the Company’s business combination at $10.00 per share. John G. Willink is a trustee of the trust and, as such, may be deemed to be the beneficial owner of the shares reported by this trust. John G. Willink disclaims any beneficial ownership of the shares reported by such entity other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(58)
Consists of shares of Class A Common Stock issued in connection with the Company’s business combination at $10.00 per share.

(59)
Consists of shares of Class A Common Stock issued in connection with the Company’s business combination at $10.00 per share. Aaron R. Allred and Holli A. Allred are managers of the company and, as such, may be deemed to be the beneficial owners of the shares reported by this company. Aaron R. Allred and Holli A. Allred disclaim any beneficial ownership of the shares reported by such entity other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(60)
Consists of shares of Class A Common Stock issued in connection with the Company’s business combination at $10.00 per share. Patrick Hunnius is a trustee of the trust and, as such, may be deemed to be the beneficial owner of the shares reported by this trust. Patrick Hunnius disclaims any beneficial ownership of the shares reported by such entity other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(61)
Consists of shares of Class A Common Stock issued in connection with the Company’s business combination at $10.00 per share. Deborah Klein is a member of the partnership and, as such, may be deemed to be the beneficial owner of the shares reported by this partership. Deborah Klein disclaims any beneficial ownership of the shares reported by such entity other than to the extent of any pecuniary interest she may have therein, directly or indirectly.

(62)
Consists of shares of Class A Common Stock issued in connection with the Company’s business combination at $10.00 per share. David F. Palmer is a manager of the company and, as such, may be deemed to be the beneficial owner of the shares reported by this company. David F. Palmer disclaims any beneficial ownership of the shares reported by such entity other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(63)
Consists of shares of Class A Common Stock issued in connection with the Company’s business combination at $10.00 per share. Anne Palmer is a manager of the company and, as such, may be deemed to be the beneficial owner of the shares reported by this company. Anne Palmer disclaims any beneficial ownership of the shares reported by such entity other than to the extent of any pecuniary interest she may have therein, directly or indirectly.

(64)
Consists of shares of Class A Common Stock issued in connection with the Company’s business combination at $10.00 per share. David E. Demarest and Debora I. Demarest are trustees of the trust and, as such, may be deemed to be the beneficial owner of the shares reported by this trust. They disclaim any beneficial ownership of the shares reported by such entity other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(65)
Consists of shares of Class A Common Stock issued in connection with the Company’s business combination at $10.00 per share. Drew Freides is a trustee of the trust and, as such, may be deemed to be the beneficial owner of the shares reported by this trust. Drew Freides disclaims any beneficial ownership of the shares reported by such entity other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(66)
Consists of shares of Class A Common Stock issued in connection with the Company’s business combination at $10.00 per share. Justin Field is a trustee of the trust and, as such, may be deemed to be the beneficial owner of the shares reported by this trust. Justin Field disclaims any beneficial ownership of the shares reported by such entity other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(67)
Consists of shares of Class A Common Stock issued in connection with the Company’s business combination at $10.00 per share. Sinclair Haberman may be deemed to be the beneficial owner of the shares reported by this company. Sinclair Haberman disclaims any beneficial ownership of the shares reported by such entity other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(68)
Consists of shares of Class A Common Stock issued in connection with the Company’s business combination at $10.00 per share. John J. Whigham is a managing member of the company and, as such, may be deemed to be the beneficial owner of the shares reported by this company. John J. Whigham disclaims any beneficial ownership of the shares reported by such entity other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(69)
Consists of shares of Class A Common Stock issued in connection with the Company’s business combination at $10.00 per share. Joseph Rogan is a trustee of the trust and, as such, may be deemed to be the beneficial owner of the shares reported by this trust. Joseph Rogan disclaims any beneficial ownership of the shares reported by such entity other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(70)
Consists of shares of Class A Common Stock issued in connection with the Company’s business combination at $10.00 per share. Cidney Hammer is a manager of the company and, as such, may be deemed to be the beneficial owner of the shares reported by this company. Cidney Hammer disclaims any beneficial ownership of the shares reported by such entity other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(71)
Consists of shares of Class A Common Stock issued in connection with the Company’s business combination at $10.00 per share. Matthew Lichtenberg is a trustee of the trust and, as such, may be deemed to be the beneficial owner of the shares reported by this trust. Matthew Lichtenberg disclaims any beneficial ownership of the shares reported by such entity other than to the extent of any pecuniary interest he may have therein, directly or indirectly.
(72)
Consists of shares of Class A Common Stock issued in connection with the Company’s business combination at $10.00 per share. Carl D. Meyer is a trustee of the trust and, as such, may be deemed to be the beneficial owner of the shares reported by this trust. Carl D. Meyer disclaims any beneficial ownership of the shares reported by such entity other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(73)
Consists of shares of Class A Common Stock issued in connection with the Company’s business combination at $10.00 per share. Michael R. Gallagher is a trustee of the trust and, as such, may be deemed to be the beneficial owner of the shares reported by this trust. Michael R. Gallagher disclaims any beneficial ownership of the shares reported by such entity other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(74)
Consists of shares of Class A Common Stock issued in connection with the Company’s business combination at $10.00 per share. Mitchell Julis is a trustee of the trust and, as such, may be deemed to be the beneficial owner of the shares reported by this trust. Mitchell Julis disclaims any beneficial ownership of the shares reported by such entity other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(75)
Consists of shares of Class A Common Stock issued in connection with the Company’s business combination at $10.00 per share. Sinclair Haberman is a trustee of the trust and, as such, may be deemed to be the beneficial owner of the shares reported by this trust. Sinclair Haberman disclaims any beneficial ownership of the shares reported by such entity other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(76)
Consists of shares of Class A Common Stock issued in connection with the Company’s business combination at $10.00 per share. Jason Stern is the manager of the entity and, as such, may be deemed to be the beneficial owner of the shares reported by this entity. Jason Stern disclaims any beneficial ownership of the shares reported by such entity other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(77)
Consists of shares of Class A Common Stock issued in connection with the Company’s business combination at $10.00 per share. Warren de Haan is the manager of the entity and, as such, may be deemed to be the beneficial owner of the shares reported by this entity. Warren de Haan disclaims any beneficial ownership of the shares reported by such entity other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(78)
Consists of shares of Class A Common Stock issued in connection with the Company’s business combination at $10.00 per share. Reed J. Seaton is the member of the entity and, as such, may be deemed to be the beneficial owner of the shares reported by this entity. Reed J. Seaton disclaims any beneficial ownership of the shares reported by such entity other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(79)
Consists of shares of Class A Common Stock issued in connection with the Company’s business combination at $10.00 per share. Andrew Meyer is the member of the entity and, as such, may be deemed to be the beneficial owner of the shares reported by this entity. Andrew Meyer disclaims any beneficial ownership of the shares reported by such entity other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(80)
Consists of shares of Class A Common Stock issued in connection with the Company’s business combination at $10.00 per share. Jacob Sonenshine is the general partner of the entity and, as such, may be deemed to be the beneficial owner of the shares reported by this entity. Jacob Sonenshine disclaims any beneficial ownership of the shares reported by such entity other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(81)
Consists of shares of Class A Common Stock issued in connection with the Company’s business combination at $10.00 per share. Stephen M. Kadenacy is the trustee of the trust and, as such, may be deemed to be the beneficial owner of the shares reported by this trust. Stephen M. Kadenacy disclaims any beneficial ownership of the shares reported by such entity other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(82)
Consists of shares of Class A Common Stock issued in connection with the Company’s business combination at $10.00 per share. Suzanne L. Welling is the trustee of the trust and, as such, may be deemed to be the beneficial owner of the shares reported by this trust. Suzanne L. Welling disclaims any beneficial ownership of the shares reported by such entity other than to the extent of any pecuniary interest she may have therein, directly or indirectly.
(83)
Consists of shares of Class A Common Stock issued in connection with the Company’s business combination at $10.00 per share. Natalie Bruss may be deemed to be the beneficial owner of the shares reported by this entity. Natalie Bruss disclaims any beneficial ownership of the shares reported by such entity other than to the extent of any pecuniary interest she may have therein, directly or indirectly.

(84)
Consists of shares of Class A Common Stock issued in connection with the Company’s business combination at $10.00 per share. Christopher Yeung is the trustee of the trust and, as such, may be deemed to be the beneficial owner of the shares reported by this trust. Christopher Yeung disclaims any beneficial ownership of the shares reported by such entity other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(85)
Consists of shares of Class A Common Stock issued in connection with the Company’s business combination at $10.00 per share. Milind K. Ambe is the trustee of the trust and, as such, may be deemed to be the beneficial owner of the shares reported by this trust. Milind K. Ambe disclaims any beneficial ownership of the shares reported by such entity other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(86)
Consists of shares of Class A Common Stock issued in connection with the Company’s business combination at $10.00 per share. Thomas H. Werner is the trustee of the trust and, as such, may be deemed to be the beneficial owner of the shares reported by this trust. Thomas H. Werner disclaims any beneficial ownership of the shares reported by such entity other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(87)
Consists of shares of Class A Common Stock issued in connection with the Company’s business combination at $10.00 per share. Todd Lemkin is the trustee of the trust and, as such, may be deemed to be the beneficial owner of the shares reported by this trust. Todd Lemkin disclaims any beneficial ownership of the shares reported by such entity other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(88)
Consists of shares of Class A Common Stock issued in connection with the Company’s business combination at $10.00 per share. Vincent A. Vaughn is the trustee of the trust and, as such, may be deemed to be the beneficial owner of the shares reported by this trust. Vincent A. Vaughn disclaims any beneficial ownership of the shares reported by such entity other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(89)
Consists of shares of Class A Common Stock issued in connection with the Company’s business combination at $10.00 per share. Glenn Welling is the trustee of the trust and, as such, may be deemed to be the beneficial owner of the shares reported by this trust. Glenn Welling disclaims any beneficial ownership of the shares reported by such entity other than to the extent of any pecuniary interest he may have therein, directly or indirectly. Glenn Welling may also be deemed to be beneficially owning shares held by funds and accounts managed by Engaged Capital (see footnote 48 above).

(90)
David Palmer may be deemed to be the beneficial owner of the shares reported herein.

(91)
Daniel Esters may be deemed to be the beneficial owner of the shares reported herein.

(92)
Consists of shares of Class A Common Stock issued in connection with the Company’s business combination at $10.00 per share. Silver Rock Financial LP is controlled by Silver Rock Financial GP LLC, its general partner. Silver Rock Financial GP LLC is indirectly controlled by Carl Meyer. The mailing address for Silver Rock Financial LP is 12100 Wilshire Boulevard, Suite 1000, Los Angeles, California 90025.

(93)
Rajneesh Vig may be deemed to be the beneficial owner of the shares reported herein.

(94)
Brad Costello may be deemed to be the beneficial owner of the shares reported herein.

(95)
Jonathan Lewis may be deemed to be the beneficial owner of the shares reported herein.

(96)
The disclosure with respect to the remaining Selling Holders (27 Selling Holders) is being made on an aggregate basis, as opposed to an individual basis, because their aggregate holdings are less than 1% of the outstanding shares of our Class A Common Stock. Represents an aggregate of 485,716 shares of Class A Common Stock outstanding, including shares of Class A Common Stock outstanding purchased in connection with the Company’s business combination at $10.00 per share and shares of Class A Common Stock issuable upon the exchange of Common Units and the surrender and cancellation of a corresponding number of shares of Class B Common Stock.

DESCRIPTION OF CAPITAL STOCK
The following summary of the material terms of our capital stock is not intended to be a complete summary of the rights and preferences of such securities and is qualified in its entirety by the Company’s Amended and Restated Certificate of Incorporation (the “Charter”) and Amended and Restated By-Laws (the “Bylaws”). The full text of the Charter and Bylaws are filed as exhibits to the registration statement of which this prospectus is a part. For a complete description of the rights and preferences of our securities, we urge you to read the Charter and Bylaws and the applicable provisions of Delaware law.
Authorized and Outstanding Stock
The Charter authorizes the issuance of 2,802,500,000 shares, consisting of four classes of stock as follows:
•
1,000,000 shares of preferred stock, par value $0.0001 per share;

•
2,500,000,000 shares of Class A Common Stock, par value $0.0001 per share;

•
300,000,000 shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”); and

•
1,500,000 shares of Class C Common Stock, par value $0.0001 per share (the “Class C Common Stock”), divided into two series as follows:

•
750,000 shares of Series C-1 Common Stock, par value $0.0001 per share; and

•
750,000 shares of Series C-2 Common Stock, par value $0.0001 per share.

As of March 8, 2023, 58,378,857 shares of Class A Common Stock, 153,181,442 shares of Class B Common Stock and no shares of Class C Common Stock are issued and outstanding.
Voting Power
Except as otherwise provided in the Charter or as required by applicable law, holders of our Class A Common Stock and our Class B Common Stock are each entitled to one vote per share, and holders of our Class C Common Stock do not have any voting rights.
Dividends
Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our Class A Common Stock are entitled to receive dividends and other distributions as may from time to time be declared by the Company’s board of directors (the “Board”) in its discretion out of legally available Company assets, ratably in proportion to the number of shares held by each such holder, and at such times and in such amounts as the Board in its discretion may determine.
No dividends or other distributions will be declared or paid on the Class B Common Stock or the Class C Common Stock.
Cancellation and Conversion of Class B Common Stock
In the event that any outstanding share of Class B Common Stock shall cease to be held directly or indirectly by a holder of a Common Unit, such share shall automatically and without further action on the part of the Company or any holder of Class B Common Stock be transferred to the Company and cancelled for no consideration. We shall not issue additional shares of Class B Common Stock after the Closing Date other than in connection with the valid issuance of Common Units or the conversion of any Restricted Common Units into Common Units upon the occurrence of an applicable Vesting Event.
Preemptive or Other Rights
Under the Second Amended and Restated Certificate of Incorporation, our stockholders have no preemptive or other subscription rights, and there are no sinking fund or redemption provisions applicable to our Common Stock.

Transfers of Class B Common Stock and Class C Common Stock
A holder of Class B Common Stock may transfer or assign shares of Class B Common only if such holder also simultaneously transfers an equal number of such holder’s Common Units in compliance with and as permitted by the LLC Agreement.
No share of Class C Common Stock may be transferred, other than to the holder of such share of Class C Common Stock’s permitted transferees under the LLC Agreement, prior to the Conversion Date of such shares of Class C Common Stock, at which time the shares of Class A Common Stock into which such shares of Class C Common Stock convert in accordance with the provisions of the Charter may be transferred, subject to any restrictions on transfer applicable to the holder of such Class A Common Stock and applicable law.
Liquidation, Dissolution or Winding Up
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after payment of debts and other liabilities and of preferential and after the rights of holders of preferred stock, if any, have been satisfied, the holders of all outstanding shares of Class A Common Stock will be entitled to receive the remaining assets of the Company available for distribution ratably in proportion to the number of shares held by each such stockholder.
The holders of Class B Common Stock and Class C Common Stock are not entitled to receive any Company assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company.
Election of Directors
Subject to the Investor Rights Agreement, directors of the Company shall be elected by a majority of the votes cast at an annual meeting of stockholders by holders of Class A Common Stock and Class B Common Stock, voting as a single class.
Public Benefit Corporation Status
As a public benefit corporation, the Board is required by the Delaware General Corporation Law (“DGCL”) to manage or direct the Company’s business and affairs in a manner that balances the pecuniary interests of the Company’s stockholders, the best interests of those materially affected by our conduct, and the Company’s public benefit purpose. However, the Board does not have any duty to any person on account of any interest of such person in the Company’s public benefit purpose or on account of any interest materially affected by the Company’s conduct, and its balance requirement described in the previous sentence will be deemed satisfied if the Board’s decision is both informed and disinterested and not such that no person of ordinary sound judgment would approve. The Company is also be required to assess its benefit performance internally and to disclose to stockholders at least biennially a report that details its promotion of the public benefits identified in the Charter and of the best interests of those materially affected by its conduct. It is expected that the Board will measure the Company’s benefit performance against the objectives and standards proposed by it and approved by the Board. When determining the objectives and standards by which the Board will measure its public benefit performance, the Board will consider, among other factors, whether the objectives and standards are (i) comprehensive in that they assess the positive impact of the Company’s business on the communities in which it operates, and society, taken as a whole, (ii) credible in that they are comparable to the objectives and standards created by independent third parties that evaluate the corporate ethics, sustainability and governance practices of other public benefit corporations, and (iii)transparent in that the criteria considered for measuring such objectives and standards be made publicly available, including disclosing the process by which revisions to the objectives and standards are made and whether such objectives and standards present real or potential conflicts of interests.
Under the DGCL, the Company’s stockholders may bring a derivative suit to enforce this requirement only if they own (individually or collectively), at least 2% of the Company’s outstanding shares or, upon the Company’s listing, the lesser of such percentage or shares of at least $2 million in market value.

Anti-Takeover Effects of the Charter, the Bylaws and Certain Provisions of Delaware Law
The Charter, the Bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, which are intended to enhance the likelihood of continuity and stability in the composition of the Board and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are intended to avoid costly takeover battles, reduce the Company’s vulnerability to a hostile change of control or other unsolicited acquisition proposal, and enhance the ability of the Board to maximize stockholder value in connection with any unsolicited offer to acquire the Company. However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of Class A Common Stock. The Charter provides that any action required or permitted to be taken by the Company’s stockholders must be effected at a duly called annual or special stockholder meeting of such stockholders and may not be effected by any consent in writing by such holders unless such action is recommended or approved by all directors of the Board then in office, except that holders of Class B Common Stock or one or more series of Preferred Stock, if such series are expressly permitted to do so by the certificate of designation relating to such series, may take any action by written consent if such action permitted to be taken by such holders and the written consent is signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting.
Authorized but Unissued Capital Stock and Preferred Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply if and so long as the Class A Common Stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of then outstanding voting power or then outstanding number of shares of Class A Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
Unless required by law or by any stock exchange on which our Class A Common Stock may be listed, the authorized shares of preferred stock will be available for issuance without further action by our stockholders. Our Charter authorizes the Board to establish, from time to time, the number of shares to be included in each series of preferred stock, and to fix the designation, powers, privileges, preferences, and relative participating, optional or other rights, if any, of the shares of each series of preferred stock, and any of its qualifications, limitations or restrictions. Our Board is also able to increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series of preferred stock then outstanding, without any further vote or action by the stockholders.
One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable the Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Class A Common Stock at prices higher than prevailing market prices.
Election of Directors and Vacancies
The Charter provides that the Board will determine the number of directors who will serve on the board, subject to the rights set forth in the Investor Rights Agreement. The Board is divided into three classes designated as Class I, Class II and Class III. Class I directors will initially serve for a term expiring at the first annual meeting of stockholders following the Closing Date. Class II and Class III directors will initially serve for a term expiring at the second and third annual meeting of stockholders following the Closing Date, respectively. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting of the stockholders. There is no limit on the number of terms a director may serve on the Board. Subject to the Investor Rights Agreement, the term of all Class I directors shall automatically become one year commencing on the seventh annual meeting of stockholders, the term of all Class II directors shall automatically become one year commencing on the eighth annual meeting of stockholders and the term of all Class III directors shall automatically become one year commencing on the ninth annual meeting of stockholders, with all directors having a term of one year from and after such ninth annual meeting of stockholders.
In addition, the Charter provides that any vacancy on the Board, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director with cause, may be filled only by a majority of the directors then in office, subject to the provisions of the Investor Rights Agreement and any rights of the holders of Preferred Stock.
Notwithstanding the foregoing provisions of this section, each director will serve until his successor is duly elected and qualified or until his earlier death, resignation, retirement, disqualification or removal. No decrease in the number of directors constituting the Board will shorten the term of any incumbent director.
Business Combinations
The Company has elected not to be governed by Section 203 of the DGCL. Notwithstanding the foregoing, the Charter provides that the Company will not engage in any “business combinations” (as defined in the Charter), at any point in time at which the Company’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any “interested stockholder” (as defined in the Charter) for a three-year period after the time that such person became an interested stockholder unless:
•
prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2∕3% of the outstanding voting stock of the Company which is not owned by the interested stockholder.

Under the Charter, a “business combination” is defined to generally include a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. The Charter expressly excludes Evan Hafer, certain of its transferees and its successors and affiliates from the definition of “interested stockholder” irrespective of the percentage ownership of the total voting power beneficially owned by them. Under certain circumstances, such provisions in the Charter make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. Accordingly, such provisions in the Charter could have an anti-takeover effect with respect to certain transactions which the Board does not approve in advance. Such provisions may encourage companies interested in acquiring the Company to negotiate in advance with the Board because the stockholder approval requirement would be avoided if the Board approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. However, such provisions also could discourage attempts that might result in a premium over the market price for the shares held by stockholders. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.
Quorum
The Bylaws provide that at any meeting of the Board a majority of the total number of directors then in office constitutes a quorum for all purposes.

No Cumulative Voting
Under Delaware law, the right to vote cumulatively does not exist unless the Charter expressly authorizes cumulative voting. The Charter does not authorize cumulative voting.
General Stockholder Meetings
The Charter provides that special meetings of stockholders may be called only by or at the direction of the Board, the Chairman of the Board or the Chief Executive Officer.
Requirements for Advance Notification for Stockholder Meetings, Nominations and Proposals
The Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board. For any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide the Company with certain information. Generally, to be timely, a stockholder’s notice must be received at the Company’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders (for the purposes of the first annual meeting of the stockholders of the Company following the adoption of the Bylaws, the date of the preceding annual meeting shall be deemed to be June 1 of the preceding calendar year). The Bylaws also specify requirements as to the form and content of a stockholder’s notice. The Bylaws allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.
Supermajority Provisions
The Charter and the Bylaws provide that the Board is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, the Bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware or the Charter. Any amendment, alteration, rescission or repeal of the Bylaws by the Company’s stockholders requires the affirmative vote of the holders of at least 66 2∕3%, in case of provisions in Article I. Article II and Article IV of the Bylaws, and a majority, in case of any other provisions, in voting power of all then outstanding shares of the Company’s stock entitled to vote thereon, voting together as a single class.
The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s Charter, unless the Charter requires a greater percentage. The Charter provides that Article X therein, including the provisions therein regarding competition and corporate opportunities, may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 80% in voting power of all then outstanding shares of the Company’s stock entitled to vote thereon, voting together as a single class. The Charter provides that Article V, Article VI, Article VII, Article VIII, Article IX, Article XII and Article XIII therein, including the following provisions therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 2∕3% in voting power of all then outstanding shares of the Company’s stock entitled to vote thereon, voting together as a single class:
•
the provision requiring a 66 2∕3% supermajority vote, in case of provisions in Article I, Article II and Article IV of the Bylaws, and a majority vote, in case of any other provisions, for stockholders to amend the Bylaws;

•
the provisions providing for a classified Board (the election and term of directors);

•
the provisions regarding filling vacancies on the Board and newly created directorships;

•
the provisions regarding resignation and removal of directors;

•
the provisions regarding calling special meetings of stockholders;

•
the provisions regarding stockholder action by written consent;

•
the provisions eliminating monetary damages for breaches of fiduciary duty by a director;

•
the provisions regarding the election not to be governed by Section 203 of the DGCL;

•
the provisions regarding the selection of forum (see “— Exclusive Forum”); and

•
the amendment provision requiring that the above provisions be amended only with an 66 2∕3% supermajority vote.

These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of the Company or its management, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of the Board and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are designed to reduce the Company’s vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights.
However, such provisions could have the effect of discouraging others from making tender offers for the Company’s shares and, as a consequence, may inhibit fluctuations in the market price of the Company’s shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.
Exclusive Forum
The Charter provides that, unless the Company consents in writing to the selection of an alternative forum, (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of the Company to the Company or the Company’s stockholders, or any claim for aiding and abetting such alleged breach, (iii) any action asserting a claim against the Company or any current or former director, officer, other employee, agent or stockholder of the Company (a) arising pursuant to any provision of the DGCL, the Charter (as it may be amended or restated) or the Bylaws or (b) as to which the DGCL confers jurisdiction on the Delaware Court of Chancery or (iv) any action asserting a claim against the Company or any current or former director, officer, other employee, agent or stockholder of the Company governed by the internal affairs doctrine of the law of the State of Delaware shall, as to any action in the foregoing clauses (i) through (iv), to the fullest extent permitted by law. be solely and exclusively brought in the Delaware Court of Chancery; provided, however, that the foregoing shall not apply to any claim (a) as to which the Delaware Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Delaware Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (b) which is vested in the exclusive jurisdiction of a court or forum other than the Delaware Court of Chancery, or (c) arising under federal securities laws, including the Securities Act, as to which the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum. Notwithstanding the foregoing, the provisions of Article XII of the Charter does not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum. While Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring any interest in any shares of the Company’s capital stock shall be deemed to have notice of and to have consented to the forum provisions in the Charter. If any action the subject matter of which is within the scope of the forum provisions is filed in a court other than a court located within the State of Delaware (a “foreign action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”); and (y) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder. This choice-of-forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or its directors, officers, stockholders, agents or other employees, which may discourage such lawsuits. We note that there is uncertainty as to whether a court would enforce this provision, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. Further, investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find this provision of the Charter inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, the Company may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect the Company’s business, financial condition and results of operations and result in a diversion of the time and resources of the Company’s management and board of directors.
Conflicts of Interest
Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. The Charter, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that the Company has in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to the Company’s officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are employees of the Company or its subsidiaries. The Charter provides that, to the fullest extent permitted by law, none of the non-employee directors or his or her affiliates will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which the Company or its affiliates now engage or propose to engage or (ii) otherwise competing with the Company or its affiliates. In addition, to the fullest extent permitted by law, in the event that any non-employee director or any of his or her affiliates acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or herself or its or his or her affiliates or for the Company or its affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to the Company or any of its affiliates and they may take any such opportunity for themselves or offer it to another person or entity. The Charter does not renounce the Company’s interest in any business opportunity that is expressly offered to, or acquired or developed by a non-employee director solely in his or her capacity as a director or officer of the Company. To the fullest extent permitted by law, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Company if it is a business opportunity that (i) the Company is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Company’s business or is of no practical advantage to the Company, (iii) is one in which the Company has no interest or reasonable expectancy, or (iv) is one presented to any account for the benefit of a member of the Board or such member’s affiliate over which such member of the Board has no direct or indirect influence or control, including, but not limited to, a blind trust.
Limitations on Liability and Indemnification of Officers and Directors
The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Charter includes a provision that eliminates, to the fullest extent permitted by law, the personal liability of directors for monetary damages for any breach of fiduciary duty as a director. The effect of these provisions is to eliminate the rights of the Company and its stockholders, through stockholders’ derivative suits on the Company’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.
The Bylaws provide that the Company must indemnify and advance expenses to directors and officers to the fullest extent permitted by Delaware law. The Company is also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for directors, officers and certain employees for some liabilities. The Company believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability, indemnification and advancement provisions in the Charter and the Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. In addition, your investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. The Company believes that these provisions, liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Listing of Securities
Our Common Stock is listed on NYSE under the symbol “BRCC.”

PLAN OF DISTRIBUTION
The Selling Holders may sell the securities offered hereby directly to one or more purchasers, through agents, or through underwriters or dealers designated from time to time. The distribution of securities may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the times of sale, at prices related to these prevailing market prices or at negotiated prices. To the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:
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the terms of the securities to which such prospectus supplement relates;

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the names of the Selling Holders;

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the name or names of any underwriters, if any;

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the purchase price of the securities;

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any underwriting discounts and other items constituting underwriters’ compensation; and

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any discounts or concessions allowed or reallowed or paid to dealers.

Underwriters named in the prospectus supplement, if any, are only underwriters of the securities offered with such prospectus supplement.
We will not receive any of the proceeds from the sale of the securities by the Selling Holders. The aggregate proceeds to the Selling Holders will be the purchase price of the securities less any discounts and commissions borne by the Selling Holders.
The Selling Holders will pay any underwriting discounts and commissions and expenses incurred by the Selling Holders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Holders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants
The securities beneficially owned by the Selling Holders covered by this prospectus may be offered and sold from time to time by the Selling Holders. The term “Selling Holders” includes their permitted transferees who later come to hold any of the Selling Holders’ interest in the Class A Common Stock in accordance with the terms of the agreement(s) governing the registration rights applicable to such Selling Holder’s shares of Class A Common Stock. The Selling Holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Holder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Holders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions.
Subject to the limitations set forth in any applicable registration rights agreement, the Selling Holders may use any one or more of the following methods when selling the securities offered by this prospectus:
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purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

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ordinary brokerage transactions and transactions in which the broker solicits purchasers;

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block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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an over-the-counter distribution in accordance with the rules of NYSE;

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through trading plans entered into by a Selling Holder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

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through one or more underwritten offerings on a firm commitment or best efforts basis;

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settlement of short sales entered into after the date of this prospectus;

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agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;

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in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

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directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

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through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

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through a combination of any of the above methods of sale; or

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any other method permitted pursuant to applicable law.

There can be no assurance that the Selling Holders will sell all or any of the securities offered by this prospectus. In addition, the Selling Holders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Holders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.
Subject to the terms of the agreement(s) governing the registration rights applicable to a Selling Holder’s shares of Class A Common Stock, such Selling Holder may transfer shares of Class A Common Stock to one or more “permitted transferees” in accordance with such agreements and, if so transferred, such permitted transferee(s) will be the selling beneficial owner(s) for purposes of this prospectus. Upon being notified by a Selling Holder interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Holder.
In connection with distributions of the securities or otherwise, the Selling Holders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Holders. The Selling Holders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Holders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Holders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).
In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.
The Selling Holders may solicit offers to purchase the securities directly from, and may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.
It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our shares of Class A Common Stock are currently listed on NYSE under the symbol “BRCC.”
The Selling Holders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions the Selling Holders pay for solicitation of these contracts.
The Selling Holders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Holder or borrowed from any Selling Holder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Holder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Holder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the Selling Holders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Holders in amounts to be negotiated immediately prior to the sale.
In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.
If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.
To our knowledge, there are currently no plans, arrangements or understandings between the Selling Holders and any broker-dealer or agent regarding the sale of the securities by the Selling Holders. Upon our notification by a Selling Holder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.
In offering the securities covered by this prospectus, the Selling Holders and any underwriters, broker-dealers or agents who execute sales for the Selling Holders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.
The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Holders, may have banking, lending or other relationships with us or perform services for us or the Selling Holders, in the ordinary course of business.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
We, the Selling Holders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, us, the Selling Holders or any other person, which limitations may affect the marketability of the shares of the securities.
We will make copies of this prospectus available to the Selling Holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. We and/or the Selling Holders, as applicable, may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.
We have agreed to indemnify the Selling Holders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Holders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
The following is a summary of certain United States federal income tax consequences of the ownership and disposition of Class A Common Stock as of the date hereof. Except where noted, this summary deals only with Class A Common Stock purchased in this offering that is held as a “capital asset” within Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment) by a non-U.S. holder (as defined below).
A “non-U.S. holder” means a beneficial owner of Class A Common Stock (other than an entity treated as a partnership for United States federal income tax purposes) that is not, for United States federal income tax purposes, any of the following:
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an individual who is a citizen or resident of the United States;

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a corporation (or any other entity treated as a corporation for United States federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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an estate the income of which is subject to United States federal income taxation regardless of its source; or;

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a trust if it (i) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Code, and regulations, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case as in effect as of the date hereof. Those authorities are subject to different interpretations and may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below. This summary does not address all aspects of United States federal income taxes and does not deal with the effects of other U.S. federal tax laws, such as estate and gift tax laws, and does not deal with state, local, non-U.S. or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, foreign pension fund, financial institution, insurance company, tax-exempt or governmental organization, trader, broker or dealer in securities, “controlled foreign corporation,” “passive foreign investment company,” a partnership or other pass-through entity for United States federal income tax purposes (or an investor in such a pass-through entity), a person who acquired shares of Class A Common Stock as compensation or otherwise in connection with the performance of services, a person subject to special tax accounting rules as a result of any item of gross income with respect to Class A Common Stock being taken into account in an applicable financial statement or a person who has acquired shares of Class A Common Stock as part of a straddle, hedge, constructive sale, conversion transaction or other integrated investment). This summary does not address all United States federal income tax consequences relevant to a non-U.S. holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income or the alternative minimum tax. We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this summary or that the IRS or a court will not take a contrary position to that discussed below. If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds Class A Common Stock, the tax treatment of a partner will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. If you are a partner of a partnership holding Class A Common Stock, you are urged to consult your tax advisors.
Each prospective Investor is urged to consult its own tax advisors concerning the particular United States federal income tax consequences related to the purchase, ownership and disposition of Class A Common Stock, as well as the consequences arising under other United States federal tax laws and the laws of any other taxing jurisdiction.

Dividends
In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of Class A Common Stock, the distribution generally will be treated as a dividend for United States federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a non-U.S. holder’s Class A Common Stock (but not below zero), and to the extent the amount of the distribution exceeds a non-U.S. holder’s adjusted tax basis in Class A Common Stock, the excess will be treated as gain from the disposition of Class A Common Stock (the tax treatment of which is discussed below under “— Gain on Disposition of Class A Common Stock”).
Dividends paid to a non-U.S. holder generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis generally in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends generally will be required (a) to provide the applicable withholding agent with a properly executed IRS Form W-BEN or Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if Class A Common Stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.
A non-U.S. holder eligible for a reduced rate of United States federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
Gain on Disposition of Class A Common Stock
Subject to the discussion of backup withholding and FATCA below, any gain realized by a non-U.S. holder on the sale or other disposition of Class A Common Stock generally will not be subject to United States federal income tax unless:
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the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

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the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

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we are or have been a “United States real property holding corporation” for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of the sale or other disposition or the period that the non-U.S. holder held the Class A Common Stock and, in the case where Class A Common Stock is considered regularly traded on an established securities market for this purpose, the non-U.S. holder has owned, directly or constructively, more than 5% of the Class A Common Stock at any time within such period. There can be no assurance that Class A Common Stock will be treated as regularly traded on an established securities market for this purpose.

A non-U.S. holder described in the first bullet point immediately above generally will be subject to tax on the gain derived from the sale or other disposition in the same manner as if the non-U.S. holder were a United States person as defined under the Code. In addition, if any non-U.S. holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above generally will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which gain may be offset by certain United States source capital losses even though the individual is not considered a resident of the United States, provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.
Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for United States federal income tax purposes). Although there can be no assurance, we believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.
Information Reporting and Backup Withholding
Distributions paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.
A non-U.S. holder will not be subject to backup withholding on dividends received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such non-U.S. holder otherwise establishes an exemption.
Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of Class A Common Stock made within the United States or conducted through certain United States-related financial intermediaries, unless the non-U.S. holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such non-U.S. holder otherwise establishes an exemption.
Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.
Additional Withholding Requirements
Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any dividends on, or gross proceeds from the sale or other disposition of, Class A Common Stock paid to (i) a “foreign financial institution” (as specifically defined in the Code and whether such foreign financial institution is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code and whether such non-financial foreign entity is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). Documentation that holders provide in order to be treated as FATCA compliant may be reported to the IRS and other tax authorities, including information about a holder’s identity, its FATCA status, and if applicable, certain of its direct and indirect U.S. owners. If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “— Dividends,” the withholding under FATCA may, under certain circumstances, be credited against, and therefore reduce, such other withholding tax. An intergovernmental agreement between the United States and a non-U.S. Holder’s country of residence may modify the requirements described in this section. You should consult your own tax advisors regarding these rules and whether they may be relevant to your purchase, ownership and disposition of Class A Common Stock.
The withholding obligations under FATCA generally apply to dividends on Class A Common Stock and to the payment of gross proceeds of a sale or other disposition of Class A Common Stock. However, the U.S. Treasury Department has issued proposed regulations that, if finalized in their present form, would eliminate FATCA withholding on gross proceeds of the sale or other disposition of Class A Common Stock (but not on payments of dividends). Taxpayers may rely on the proposed regulations until final regulations are issued or until such proposed regulations are rescinded.
THE SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. POTENTIAL PURCHASERS OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS OF OWNING AND DISPOSING OF OUR COMMON STOCK.

LEGAL MATTERS
Kirkland & Ellis LLP, New York, New York has passed upon the validity of the securities of BRC Inc. offered by this prospectus and certain other legal matters related to this prospectus.
EXPERTS
The consolidated financial statements of BRC Inc. appearing in BRC Inc’s. Annual Report (Form 10-K) for the year ended December 31, 2022, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a post-effective amendment on Form S-3, including exhibits, to our registration on Form S-1 under the Securities Act with respect to the securities offered hereby. This prospectus, which forms a part of such registration statement, does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and to its exhibits. The registration statement has been filed electronically and may be obtained in any manner listed below. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Exchange Act, you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit. You may review a copy of the registration statement through the SEC’s website at www.sec.gov.
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov and on our website at www.blackriflecoffee.com. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus. The information contained in or accessible from our website is not incorporated into this prospectus, and you should not consider it part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. You may access, free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.